Exhibit 10.33
VOLCANO CORPORATION
DIRECTOR COMPENSATION POLICY
ADOPTED: February 17, 2006
A.     Directors. All non-employee members of the board of directors (the “Board”) of Volcano Corporation (the “Company”) shall receive the following compensation pursuant to this Director Compensation Policy (this “Policy”):
1)	Annual cash compensation in an amount equal to $24,000, accruing monthly and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for Board service;
2)	Cash compensation of $500 for each day during which a Board member attends in person a meeting of the Board provided that the Company is then a public company, plus reasonable out-of-pocket travel expenses, to cover in person attendance at and participation in Board meetings;
3)	Subject to the terms and conditions of the Company’s 2005 Equity Compensation Plan, a stock option to purchase 20,000 shares of the Company’s Common Stock (the “Common Stock”) will be granted to each eligible director upon his or her initial election or appointment to the Board, which will vest as follows: 1/48th per month commencing on the date of election or appointment; provided, however, that all vesting will cease if the director resigns from the Board or otherwise ceases to serve as director, unless the Board determines that the circumstances warrant continuation of vesting;
4)	Subject to the terms and conditions of the Company’s 2005 Equity Compensation Plan, at each annual meeting of stockholders, a stock option to purchase 8,000 shares of Common Stock will be granted to each director who has been serving as a director of the Company for at least six months, which grant will vest as follows: 1/12th per month commencing on the date of grant; provided, however, that all vesting will cease if the director resigns from the Board or otherwise ceases to serve as director, unless the Board determines that the circumstances warrant continuation of vesting.

Volcano Corporation
Director Compensation Policy
Adopted: February 17, 2006
B.     Audit Committee. In addition to the compensation provided under any other provision of this Policy, all non-employee directors who serve on the Audit Committee will receive the following compensation:
1)	Cash compensation of in an annual amount equal to $3,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for Audit Committee service;
2)	In lieu of the cash compensation set forth in Section B(1) immediately above, the Chairman of the Audit Committee shall receive an annual payment in an amount equal to $6,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for his or her Audit Committee service.
C.     Compensation Committee. In addition to the compensation provided under any other provision of this Policy, all non-employee directors who serve on the Compensation Committee will receive the following compensation:
1)	Cash compensation in an annual amount equal to $1,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for Compensation Committee service;
2)	In lieu of the cash compensation set forth in Section C(1) immediately above, the Chairman of the Compensation Committee shall receive an annual payment in an amount equal to $3,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for his or her Compensation Committee service.
D.     Corporate Governance Committee. In addition to the compensation provided under any other provision of this Policy, all non-employee directors who serve on the Corporate Governance Committee will receive the following compensation:
1)	Cash compensation in an annual amount equal to $1,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for Corporate Governance Committee service;
2)	In lieu of the cash compensation set forth in Section C(1) immediately above, the Chairman of the Corporate Governance Committee shall receive an annual payment in an amount equal to $3,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for his or her Corporate Governance Committee service.

Volcano Corporation
Director Compensation Policy
Adopted: February 17, 2006
E.     Payment/Grant Procedure. All cash compensation payments made pursuant to this Policy shall be paid quarterly in arrears as soon as practicable, but not later than 10 business days, after the last day of such quarter.
All stock options awarded pursuant to this Policy (other than options granted pursuant to Section A(3)) shall be granted on the date of the annual meeting of the Board, and the exercise price for each share available under such option will be equal to the fair market value of the Common Stock, on the date of such grant. All stock options awarded pursuant to Section A(3) of this Policy shall be granted as of the date of the applicable election or appointment, and the exercise price for each share available under such option will be equal to the fair market value of the Common Stock, on the date of such grant.
F.     Effective Date. This Policy shall become effective immediately, and without any further action needed on the part of the Board or Compensation Committee, upon the closing of initial public offering of equity securities by the Company.
G.     Change in Control Provisions. Notwithstanding the foregoing, all options granted under this Policy shall vest immediately if (i) there is a Change of Control (as defined in the Company’s 2005 Equity Compensation Plan); and (ii) the optionee will cease to serve as a director of the Company (or as a director of the successor corporation) as a result of such Change in Control.
H.     Referenced Documents.
Section A(3)2005 Equity Compensation Plan